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                                                                   April 5, 2002


VIA EDGAR
---------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Tech Laboratories, Inc.
                  Post-Effective Amendment No. 2 to Registration Statement
                  on Form SB-2 Filed March 26, 2002 (Registration No. 333-50158)
                  --------------------------------------------------------------

Dear Sir or Madam:

         On behalf of the above-named Registrant, we hereby withdraw the above-referenced Post-Effective Amendment.

                                         Respectfully submitted,



                                         /s/ Craig Effrain
                                         ---------------------------------------
                                         Craig Effrain